Exhibit (c)(60)

Confidential – Preliminary Draft PROJECT BRONCO SUPPLEMENTAL ANALYSIS FOR ILLUSTRATIVE PURPOSES October 7, 2018 ONLY Project Bronco |

Confidential – Preliminary Draft PRO FORMA AMGP CORP. VS PEERS Pro Forma AMGP has positive characteristics that may result in improved valuation levels, primarily: — — — A traditional C-Corp structure with traditional governance favored by investors DCF, EBITDA and cash distribution growth superior to its potential new corporate peers Conservative balance sheet with distribution coverage and leverage superior to its potential new corporate peers — A larger float, liquidity and access to institutional capital Pro Forma AMGP vs. Peers Across Key Metrics ‘1 9 – ’2 1 E B I T DA Growth ‘1 9 – ’2 1 DP U Growth Net Debt / 2018E EBITDA Net Debt / 2019E EBITDA 3.7x 24.4% 3.3x 3.1x 19.6% 16.6% 12.9% 2019 FV / EBITDA 2020 FV / EBITDA 2019E Yield 2020E Yield 9.2% 9.0% 7.9% 11.4x 12.0x 7.1% 9.1x 11.3x 5.5% Page 1 Project Bronco | Source: S&P Capital IQ. Midstream C-Corp peers include OKE, TRGP, WMB. E&P-Sponsored MLPs include: CNXM, EQM, HESM, NBLX, WES. PF AMGPMidstream C-CorpsE&P-Sponsored MLPs 7.8x 10.2x 6.2% 2.3x 2.0x 9.5%14.1% 2.7x

Confidential – Preliminary Draft

BAIRD

PRO FORMA AMGP CORP VS. PEERS

Selected Midstream Valuations

		Market Stats		Valuation Stats						Financial Health		Growth Metrics	
				Firm Value / Adj EBITDA [1]		Price / CAFD per LPs [2]		Yield				2019E-21E Growth CAGR	
		Market Cap	Firm Value	2019E	2020E	2019E	2020E	2019E	2020E	2019E Dist. Coverage	Net Debt / 2018E EBITDA	EBITDA	DPU
C-Corp	OKE	$28,216	$36,748	14.4x	12.5x	15.1x	12.9x	5.2%	5.8%	1.3x	3.5x	13%	10%
	TRGP	12,874	18,386	11.7x	9.7x	13.1x	10.8x	6.2%	6.4%	1.3x	3.7x	16%	5%
	WMB	33,432	59,953	12.0x	11.4x	10.3x	9.9x	5.5%	6.2%	1.7x	4.4x	6%	12%
	Median	$28,216	$36,748	12.0x	11.4x	13.1x	10.8x	5.5%	6.2%	1.3x	3.7x	13%	10%
E&P G&P	CNXM	$1,294	$1,766	8.2x	6.9x	9.7x	8.1x	7.9%	9.0%	1.5x	2.5x	20%	15%
	EQM	6,446	9,476	9.3x	7.7x	9.5x	8.2x	9.5%	10.8%	1.1x	3.0x	12%	9%
	HESM	1,274	1,218	11.0x	8.6x	12.8x	11.4x	7.1%	8.1%	1.1x	NM	33%	14%
	NBLX	1,601	2,769	10.2x	7.8x	10.1x	8.5x	6.5%	7.8%	1.9x	2.3x	17%	20%
	WES	7,098	12,065	11.1x	9.8x	10.4x	10.1x	8.9%	9.3%	1.1x	3.4x	10%	5%
	Median	$1,601	$2,769	10.2x	7.8x	10.1x	8.5x	7.9%	9.0%	1.1x	2.7x	17%	14%
	AMGP PF [3]	$8,893	$11,171	11.3x	9.1x	10.8x	8.8x	7.1%	9.2%	1.2x	3.1x [4]	20%	24%
	AM SQ	$5,562	$6,963	9.9x	8.5x	12.0x	10.3x	7.5%	5.7%	1.2x	2.0x	21%	19%

Source: S&P Capital IQ, SEC Filings and Antero management. Market data is as of October 5, 2018.

(1) EBITDA less projected GP/IDR distributions.

(2) Defined as Price per LP unit divided by cash available for distribution to the LP unit holders under a full payout scenario.

(3) Assumes AMGP purchases 100% of AM public units (188.1 million on a fully diluted basis) with a combination of equity and cash; AMGP issues 304.3 million shares to current AM unitholders. Also assumes that AMGP issues 17.354 million shares in exchange for 100% of the Series B units.

(4) Represents pro forma net debt / LTM EBITDA as of 1/1/19.

Project Bronco | Page 2

Confidential – Preliminary Draft

BAIRD

ILLUSTRATIVE HAS / GETS ANALYSIS

Price / DCF per Unit

Static Multiple Case

	2019E	2020E	2021E	2022E
Status Quo AM DCF / LP Unit (AM Management Case)	$2.75	$3.24	$3.75	$4.29
Estimated Price / DCF per LP [1]	12.0x	12.0x	12.0x	12.0x
Implied Status Quo AM Common Unit Price	**$32.99**	**$38.86**	**$45.03**	**$51.52**
Pro Forma AMGP Corp DCF / Share	$1.64	$1.99	$2.37	$2.75
Estimated Price / DCF per LP [1]	12.0x	12.0x	12.0x	12.0x
Implied Pro Forma AMGP Common Share Price	**$19.70**	**$23.91**	**$28.40**	**$33.06**
Proposed Equity Exchange Ratio	1.6023x	1.6023x	1.6023x	1.6023x
Implied PF AMGP Corp Common Share Price per AM Common Unit	**$31.56**	**$38.31**	**$45.50**	**$52.98**
Add: Cash Consideration per AR-Owned AM Unit	$3.00	$3.00	$3.00	$3.00
All-in Value per AR-Owned AM Unit	**$34.56**	**$41.31**	**$48.50**	**$55.98**
% Value Uplift	**5%**	**6%**	**8%**	**9%**

Trading Multiple Expansion Cases

	Price / DCF per LP	Value Uplift 2019E	2020E	2021E	2022E
Midpoint of Current AM & C-Corp Comps [2]	12.6x	9%	11%	12%	13%
C-Corp Peer Median [3]	13.1x	14%	15%	17%	18%

Source: Antero management projections and S&P Capital IQ. As of October 5, 2018.

(1) AM status quo 2019E Price / DCF to LPs per Wall Street consensus estimates.

(2) Midpoint of (1) AM status quo 2019E Price / DCF to LPs and (2) median 2019E Price / DCF to LPs for midstream C-corp peers (OKE, TRGP, WMB); per Wall Street consensus estimates.

(3) Median 2019E Price / DCF to LPs for midstream C-corp peers (OKE, TRGP, WMB); per Wall Street consensus estimates.

Project Bronco | Page 3

Confidential – Preliminary Draft ILLUSTRATIVE HAS / GETS ANALYSIS EV / EBITDA (CONT.) 2019E 2020E 2021E 2022E Sta tus Quo AM Adj . EBITDA (1) (AM Ma na gement Ca s e) Es ti ma ted EV / Adj . EBITDA (2) $753 9.9x $867 9.9x $952 9.9x $1,053 9.9x Pro Forma AMGP Corp EBITDA Es ti ma ted EV / EBITDA (2) $989 9.9x $1,222 9.9x $1,413 9.9x $1,642 9.9x Implied Pro Forma AMGP Corp Common Share Price (3) $14.69 $18.12 $20.97 $25.15 Propos ed Equi ty Excha nge Ra ti o Implied PF AMGP Corp Common Share Price per AM Common Unit Add: Ca s h Cons i dera ti on per AR-Owned AM Uni t 1.6023x 1.6023x 1.6023x 1.6023x $23.54 $3.00 $29.04 $3.00 $33.61 $3.00 $40.30 $3.00 Price / DCF per LP 2019E 2020E 2021E 2022E Mi dpoi nt of Current AM & C-Corp Comps (4) C-Corp Peer Medi an (5) 10.9x (3%) 7% 17% 24% 12.0x 8% 19% 30% 38% Source: Antero management projections and S&P Capital IQ. As of October 5, 2018. (1) (2) (3) (4) (5) EBITDA less projected GP/IDR distributions. AM status quo 2019E EV/ Adj. EBITDA per Wall Street consensus estimates. Adjusts for projected net debt as of January 1 of each calendar year. Midpoint of (1) AM status quo 2019E EV / Adj. EBITDA and (2) median 2019E EV / EBITDA for midstream C-corp peers (OKE, TRGP, WMB); per Wall Street consensus estimates. Median 2019E EV / EBITDA for midstream C-corp peers (OKE, TRGP, WMB); per Wall Street consensus estimates. Page 4 Project Bronco | Value Uplift Trading Multiple Expansion Cases % Value Uplift / (Decline) (14%) (5%) 3% 10% All-in Value per AR-Owned AM Unit $26.54 $32.04 $36.61 $43.30 Implied Status Quo AM Common Unit Price (3) $30.81 $33.70 $35.38 $39.28 Static Multiple Case

Confidential – Preliminary Draft

BAIRD

ILLUSTRATIVE HAS / GETS ANALYSIS (CONT.)

Dividend Yield

Static Multiple Case

	2019E	2020E	2021E	2022E
Status Quo AM Distribution / LP Unit (AM Management Case)	$2.21	$2.85	$3.42	$4.10
Estimated Distribution Yield [1]	7.5%	7.5%	7.5%	7.5%
Implied Status Quo AM Common Unit Price	**$29.43**	**$37.95**	**$45.54**	**$54.59**
Pro Forma AMGP Corp DCF / Share	$1.25	$1.61	$1.93	$2.31
Estimated Dividend Yield [1]	7.5%	7.5%	7.5%	7.5%
Implied Pro Forma AMGP Corp Common Share Price	**$16.58**	**$21.39**	**$25.67**	**$30.80**
Proposed Equity Exchange Ratio	1.6023x	1.6023x	1.6023x	1.6023x
Implied PF AMGP Corp Common Share Price per AM Common Unit	**$26.57**	**$34.27**	**$41.13**	**$49.36**
Add: Cash Consideration per AR-Owned AM Unit	$3.00	$3.00	$3.00	$3.00
All-in Value per AR-Owned AM Unit	**$29.57**	**$37.27**	**$44.13**	**$52.36**
% Value Uplift / (Decline)	**0%**	**(2%)**	**(3%)**	**(4%)**

Trading Multiple Expansion Cases

	Price / DCF per LP	Value Uplift 2019E	2020E	2021E	2022E
Midpoint of Current AM & C-Corp Comps [2]	6.5%	14%	12%	11%	10%
C-Corp Peer Median [3]	5.5%	33%	31%	30%	29%

Source: Antero management projections and S&P Capital IQ. As of October 5, 2018.
(1) AM status quo 2019E distribution yield per Wall Street consensus estimates.
(2) Midpoint of (1) AM status quo 2019E distribution yield and (2) median 2019E dividend yield for midstream C-corp peers (OKE, TRGP, WMB); per Wall Street consensus estimates.
(3) Median 2019E dividend yield for midstream C-corp peers (OKE, TRGP, WMB); per Wall Street consensus estimates.

Project Bronco | Page 5

Confidential – Preliminary Draft

BAIRD

ILLUSTRATIVE IMPLIED VALUE CREATION ANALYSIS (CONT.)

Sum of the parts discounted cash flow analysis

Component	Value
AM Standalone DCF Analysis	$5,753 - $7,629
+	
AMGP Standalone DCF Analysis	$3,751 - $5,045
+	
Tax & G&A Savings (1)(2)	$420
=	
Total Implied Equity Value (3)	$11,509

Value Creation Summary

Total implied equity value (3)	$11,509
Pro forma shares outstanding (4)	507.9
Implied value / common share	$22.66
Current AMGP price	$17.51
% Increase	**29.4%**

Implied pro forma price / common share	$22.66
x AR Equity exchange ratio	1.6023x
Pro forma equity value / AM common unit	$36.31
+ $3.00 cash per unit	$3.00
Total value per unit	$39.31
Current AM price / common unit	$29.74
% Increase	**32.2%**

Note: Reflects closing prices as of October 5, 2018. Excludes $0.41 / common unit special dividend to AM unaffiliated common unitholders.
(1) Tax savings are calculated per the Forecast for 2019 – 2022. Baird conservatively assumes a 25% annual decline in tax benefit thereafter, ending in 2026. Assumes present value date of 1/1/19, mid-period convention and pro forma AMGP WACC.
(2) G&A savings are discounted to 1/1/19 using mid-period convention, pro forma AMGP WACC and a 0% terminal growth rate.
(3) Total implied equity value = midpoint of AM Standalone DCF Analysis + midpoint of AMGP Standalone DCF Analysis + Tax & G&A Savings.
(4) Reflects a 1.618x equity exchange rate; AMGP issues 304.3 million shares to current AM unitholders. Also reflects 17.354 million AMGP shares issued to Series B holders.

Project Bronco | Page 6

Confidential – Preliminary Draft COST OF PRO FORMA AMGP CAPITAL ANALYSIS ($ in millions) WEIGHTED AVERAGE Ri s k-free Interes t Ra te (1) Levered Beta (2) 3.3% 1.43 6.9% 0.9% (3) Ma rket Premi um Si ze Premi um (4) Amount Outstanding (6) Interest Rate (7) Revol vi ng Credi t Fa ci l i ty (8) 5.375% Seni or Notes Due 2024 $1,396 650 3.3% 5.2% Cost of Debt $2,046 3.9% Ta x Ra te (9) 25.3% Source: AM & AMGP filings and Bloomberg. (1) (2) (3) (4) (5) (6) (7) (8) Represents estimated 20-year treasury rate as of October 5, 2018. Represents midpoint of AM & AMGP two-year levered equity betas as of February 23, 2018, the date prior to the announcement of the Special Committee Formation. Large company stock total returns minus long-term government bond income returns as computed by Duff & Phelps LLC. Source: Duff & Phelps LLC size premium based on pro forma AMGP’s equity market value as of October 5, 2018. Cost of equity is calculated using CAPM (e.g. cost of equity = risk-free interest rate + levered equity beta * market risk premium + size premium). Reflects debt outstanding as of June 30, 2018, the most recent public disclosure, unless otherwise noted. Interest rate for publicly-traded senior notes represents the yield-to-worst as of October 5, 2018. Includes $626 million in cash issued to AM unitholders: $3.00 / unit to all AM common unitholders plus a $0.41 / unit special dividend to unaffiliated AM common unitholders, and estimated transaction fees. Estimated pro forma AMGP corporate tax rate. Page 7 Project Bronco | (9) After Tax Cost of Debt 2.9% Cost of Debt Cost of Equity (5)14.0% Cost of Equity Cost of Capital Components Implied Weighted Average Cost of Capital (“WACC”) PF AMGP Ma rket Va l ue of Equi ty $8,893 PF AMGP Net Debt Outs ta ndi ng 2,046 Total PF AMGP Firm Value $10,938 PF AMGP Equity Market Value / Firm Value 81.3% x Cost of Equity 14.0% PF AMGP Net Debt / Firm Value 18.7% x Cost of Debt 2.9% As a result of its weighted average cost of capital analysis, Baird utilized 12.0% for purposes of discounting tax and G&A savings Total Implied WACC 12.0% Cost of Debt Contribution 0.5% Cost of Equity Contribution 11.4%